Exhibit 1


Press Release                                              FOR IMMEDIATE RELEASE
                                                         Contact: Dottye Robeson
                                                         Chief Financial Officer
                                                            Phone: (219)722-3855


                           LOGANSPORT FINANCIAL CORP.
                       ANNOUNCES STOCK REPURCHASE PROGRAM


         Logansport, Indiana (October 22, 1996). Logansport Financial Corp. (NASDAQ Small Cap Market, LOGN), an Indiana corporation which is the holding company for Logansport Savings Bank, FSB, a federal savings bank, announced today that the Board of Directors has approved the repurchase, from time to time, on the open market of up to 5% of the Corporation's outstanding shares of common stock, without par value ("Common Stock"), or 66,125 such shares. Such purchases will be made subject to market conditions in open market or block transactions. Repurchases may begin as early as October 28, 1996, since the required regulatory clearance has been received.

         According to Thomas G. Williams, President of the Corporation, the board of directors believes the repurchase program is in the best interest of the company and its stockholders. The open market purchases will have the effect of enhancing the book value per share and the potential for growth in earnings per share of the Corporation's remaining outstanding shares.

         As of September 30, 1996, the company had consolidated total assets of $79.7 million and stockholders' equity of $19.9 million.